DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada  89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

AULTRA GOLD INC.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE THREE: THE NUMBER OF SHARES THIS CORPORATION IS AUTHORIZED TO ISSUE IS 150,000,000.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is :                          58,000,000

4. Effective date of filing (optional): ______________________________________

5. Officer Signature (required): /s/

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment mus be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.